EXHIBIT 10.5

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-2010-41
Pacific Capital Bank, National Association	)
Santa Barbara, California	)

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”),

through his National Bank Examiner, has supervisory authority over Pacific Capital Bank, National

Association, Santa Barbara, California (“Bank”);

WHEREAS, in the interests of cooperation, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation

and Consent”), dated May 10, 2010, that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank, without admitting or denying any wrongdoing, has consented to the issuance of this Consent Order (“Order”) by the

Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act,

as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)         Within ten (10) days, the Board shall appoint a Compliance Committee of at least three

(3) directors, a majority of whom shall not be employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.

Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new

member shall be promptly submitted in writing to the Director for Special Supervision (“Director”). The

Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)         The Compliance Committee shall meet at least monthly.

(3)         Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the

Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4)         The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5)         All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Southern California-North Field Office
250 E Street, S.W.	Comptroller of the Currency
Mail Stop 7-4	550 North Brand Boulevard, Suite 500
Washington, DC 20219	Glendale, California 91203

(6)         The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1)         Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (4) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring)

shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(c)	the strategic goals and objectives to be accomplished;

(d)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific time frames;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the

Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment;

and

(m)	a description of systems to monitor the Bank’s progress in meeting the Strategic

Plan’s goals and objectives.

(2)         If the Board’s Strategic Plan under paragraph (1) of this Article is a sale or merger of the Bank,

the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than one hundred twenty (120) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (5) of this

Article.

(3)         At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic

Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheets, income statements, and expense accounts, including descriptions of extraordinary and/or nonrecurring items. Within ten (10) days of the completion of its review, the Board shall submit a copy of the reports to the Director.

(4)         At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within ten (10) days of completing its evaluation, the Board shall submit a copy to the Director.

(5)         Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(6)         The Bank may not initiate any action that deviates significantly from the Board-approved

Strategic Plan without a written determination of no supervisory objection from the

Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing,

management information systems, internal controls, and written policies and procedures to identify, measure,

monitor, and control the risks associated with the change in the Strategic Plan.

(7)         For the purposes of this Article, changes that may constitute a significant deviation from the

Strategic Plan include, but are not limited to, a change in the Bank’s marketing strategies, marketing partners,

business lines, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or

any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance. For purposes of this paragraph, “personnel” shall include the president,

chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director. The Board shall ensure that all policies or directives of the Bank’s holding company or any affiliate bank that affect the Bank are in the Bank’s best interest.

(8)         The Board shall either approve or record its lack of approval of policies or directives of the

Bank’s holding company or any affiliate bank that affect the Bank. The Board shall monitor the effect of such policies or directives upon the Bank and shall notify the Bank’s holding company or affiliate bank of any modifications that are necessary to protect the Bank. If the Bank’s holding company or affiliate bank does not adequately address the Bank’s concerns,

the Board shall dissent on the record and shall take appropriate action to protect the Bank. Such action may include, but is not limited to, hiring an independent legal counsel or accountant.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)         The Bank shall within one hundred twenty (120) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3):

(a)	Total capital at least equal to twelve percent (12%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.[1]

(2)         The requirement in this Order to meet and maintain a specific capital level means that the

Bank is not “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12

C.F.R. § 6.4(b)(1)(iv).

(3)         Within ninety (90) days, the Board shall forward to the Director for his review, pursuant to paragraph (6) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a three-year period. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank

(subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

1 Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total assets figure required to be computed for and stated in the Bank’s most recent quarterly Consolidated Report of Condition and Income minus end-of-quarter intangible assets, deferred tax assets, and credit-enhancing interest-only strips, that are deducted from Tier 1 capital, and minus nonfinancial equity investments for which a Tier 1 capital deduction is required pursuant to section 2(c)(5) of Appendix A of 12 C.F.R. Part 3.

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Strategic Plan;

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the

Strategic Plan;

(e)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(4)         From the effective date of this Order, the Board is prohibited from entering into any arrangement, activity, or fee arrangement that would result in the transfer, reduction or depletion of the Bank’s capital base for the benefit of another affiliate, insider, or related entity.

(5)         The Bank may pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(6)         Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the

Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s

Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

(7)         If the Bank fails to submit an acceptable Capital Plan as required by paragraph (3) of this Article, fails to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (6) of this Article, or fails to achieve and maintain the minimum capital ratios as required by paragraph (1) of this Article; then in the sole discretion of the Director, the Bank shall, upon direction of the Director, within thirty (30) days develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(a)	In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than one hundred twenty

(120) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan.

(b)	If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by

which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the

Bank shall hold a shareholder vote, pursuant to 12 U.S.C. § 181, and commence liquidation within thirty (30) days of receiving the Director’s written determination of no supervisory objection to the Disposition Plan.

(8)         After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition

Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order,

in the exercise of the Director’s sole discretion.

ARTICLE IV

BOARD TO ENSURE COMPETENT MANAGEMENT

(1)         The Board shall ensure that the Bank has competent management in place on a full-time basis in all executive officer positions to carry out the Board’s policies; ensure compliance with this

Order; ensure compliance with applicable laws, rules, and regulations; and manage the day-to-day operations of the Bank in a safe and sound manner.

(2)         Within ninety (90) days, the Board (with the exception of any Bank executive officers)

shall prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, taking into account the findings contained in the most recent Report of Examination,

and factoring in the officer’s past actual performance, experience, and qualifications, compared to their position description, duties and responsibilities, with particular emphasis on their proposed responsibilities to execute the Strategic Plan and correct

the concerns raised in the most recent Report of Examination. Upon completion, a copy of the written assessment shall be submitted to the Director.

(3)         If the Board determines that an officer’s performance, skills or abilities need improvement,

the Board will, within thirty (30) days following its determination, require the Bank to develop and implement a written program, with specific time frames, to improve the officer’s performance, skills and abilities. Upon completion, a copy of the written program shall be submitted to the Director.

(4)         If the Board determines that an officer will not continue in his/her position, the Board shall document the reasons for this decision in its assessment performed pursuant to paragraph (2) of this Article, and shall within sixty (60) days of such vacancy identify and provide notice to the Director,

pursuant to paragraph (5) of this Article, of a qualified and capable candidate for the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.

(5)         Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Director written notice, which notice shall include the information set forth in 12

C.F.R. § 5.51 and the Comptroller’s Licensing Manual. The Director shall have the power to disapprove the appointment of the proposed executive officer in his sole discretion. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer. The requirement to submit information and the prior disapproval provisions of this Article are based upon the authority of

12 U.S.C. § 1818(b) and this Order and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days. The Director’s decision is final and is not subject to appeal.

(6)         The Board shall perform, at least annually, a written performance appraisal for each

Bank executive officer that establishes objectives by which the officer’s effectiveness will be measured,

evaluates performance according to the position’s description and responsibilities, and assesses accountability for action plans to remedy issues raised in Reports of Examination or audit reports.

Upon completion, copies of the performance appraisals shall be submitted to the Director. The Board shall ensure that the Bank addresses any identified deficiencies in a manner consistent with paragraphs

(3) and (4) of this Article.

ARTICLE V

LOAN PORTFOLIO MANAGEMENT

(1)         Within sixty (60) days, Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written credit policy to improve the Bank’s loan portfolio management. The credit policy shall include (but not be limited to):

(a)	a description of the types of credit information required from borrowers and guarantors, including (but not limited to) annual audited statements, interim financial statements, personal financial statements, and tax returns with supporting schedules;

(b)	procedures that require any extension of credit (new, maturity extension, or renewal)

is made only after obtaining and validating current credit information about the borrower and any guarantor sufficient to fully assess and analyze the borrower’s and guarantor’s cash flow, debt service requirements, contingent liabilities, and global liquidity condition, and only after the credit officer prepares a documented credit analysis;

(c)	procedures that require any extension of credit (new, maturity extension, or renewal)

is made only after obtaining and documenting the current valuation of any supporting collateral, perfecting and verifying the Bank’s lien position, and that reasonable limits are established on credit advances against collateral, based on a consideration of (but not limited to) a realistic assessment of the value of collateral,

the ratio of loan to value, and overall debt service requirements;

(d)	procedures to ensure that appraisals, updates and evaluations are ordered in a timely manner;

(e)	procedures to ensure that loans made for the purpose of constructing or developing real estate include (but are not limited to) requirements to:

(i)	obtain and evaluate detailed project plans; detailed project budget; time frames for project completion; detailed market analysis; and sales projections, including projected absorption rates;

(ii)	conduct stress testing of significant project and lending; and

(iii)	obtain current documentation sufficient to support a detailed analysis of the financial condition of borrowers and significant guarantors.

(f)	requirement that borrowers and/or guarantors maintain any collateral margins established in the credit approval process;

(g)	procedures that prohibit the capitalization of accrued interest on any loan renewal or extension;

(h)	procedures that prohibit, on any loan renewal, extension or modification, the establishment of a new interest reserve using the proceeds of any Bank loan to the same borrower or guarantor;

(i)	procedures to ensure that all exceptions to the credit policy shall be clearly documented on the loan offering sheet, problem loan report, and other MIS; and

approved by the Board or a committee thereof before the loan is funded or renewed;

(j)	credit risk rating definitions consistent with applicable regulatory guidance;

(k)	procedures for early problem loan identification, to ensure that credits are accurately risk rated at least monthly;

(l)	procedures governing the identification and accounting for nonaccrual loans that are consistent with the requirements contained in the Call Report Instructions;

(m)	procedures that are consistent with the guidelines outlined in the Commercial Real

Estate and Construction Lending, A-CRE, of the Comptroller’s Handbook;

(n)	procedures to ensure that loan policy underwriting standards are consistently applied;

and

(o)	prudent lending and approval limits for lending officers that are commensurate with their experience and qualifications, and that prohibit combining individual lending officers’ lending authority to increase limits.

(2)         The Board shall ensure that Bank personnel performing credit analyses are adequately trained in cash flow analysis, particularly analysis using information from tax returns, and that processes are in place to ensure that additional training is provided as needed.

(3)         Within sixty (60) days the Board shall establish a written performance appraisal and salary administration process for loan officers that adequately considers performance relative to job descriptions, policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters.

(4)         The Board shall, at least on an annual basis, review the policy developed pursuant to this

Article, and revise it as appropriate.

ARTICLE VI

CONCENTRATIONS OF CREDIT

(1)         Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written concentration management program consistent with OCC Bulletin 2006-46,

Concentrations in Commercial Real Estate (“CRE”) Lending, Sound Risk Management Practices, dated

December 6, 2006. The program shall include, but not be limited to, the following:

(a)	policy guidelines address the level and nature of exposures acceptable to the institution and that set concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits; procedures to identify and quantify the nature and level of risk presented by concentrations, including review of reports describing changes in conditions in the Bank’s markets;

(b)	development of CRE concentration limits stratified by type, locality, individual builder/ developer and individual property, and other meaningful measures supported by written analysis;

(c)	the establishment of an overall CRE reduction strategy that includes a particular strategy for reducing the construction and development portfolio;

(d)	appropriate strategies for managing other concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;

(e)	procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(f)	periodic portfolio-level stress tests or sensitivity analyses to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(g)	significant individual loan stress testing and/or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(h)	monthly reports to the Board, to include the following, as appropriate:

(i)	a summary of concentration levels, by type and subtype;

(ii)	a synopsis of the Bank’s market analysis;

(iii)	a discussion of recommended strategy when concentrations approach or exceed Board-approved limits;

(iv)	a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training); and

(v)	other meaningful analysis.

(2)         The Board shall forward a copy of the program required in paragraph (1) above, and any concentration reports, studies, or analyses to the Director.

ARTICLE VII

CREDIT AND COLLATERAL EXCEPTIONS

(1)         Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent Report of

Examination (within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60)

days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners (within sixty (60) days from receipt of such listing). The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above.

This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2)         Except as otherwise provided herein, the Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent Report of Examination

(within sixty (60) days from the effective date of this Order), in any subsequent Report (within sixty (60) days from the issuance of such Report), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the

National Bank Examiners (within sixty (60) days from the receipt of such listing). The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(3)         Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:

(a)	documenting the specific reason or purpose for the extension of credit;

(b)	identifying the expected source of repayment in writing;

(c)	structuring the repayment terms to coincide with the expected source of repayment;

(d)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank’s lien on it where applicable; and

(e)	obtaining and analyzing current and complete credit information, including cash flow analysis, where loans are to be repaid from operations and global cash flow analysis,

where loan repayment is expected from other sources such as Guarantors, unless

(i)	a majority of the full Board (or a designated committee thereof) certifies in writing the specific reasons why obtaining and analyzing this information would be detrimental to the best interests of the Bank; and

(ii)	a copy of the Board certification is maintained in the credit file of the affected borrower(s).

ARTICLE VIII

CONSUMER MORTGAGE CREDIT RISK MANAGEMENT

(1)         Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk from Consumer Mortgage credits in the Bank consistent with OCC Bulletin 2005-22, Home Equity Lending: Credit Risk Management

Guidance, dated May 16, 2005. The program shall include, but not be limited to:

(a)	procedures to strengthen credit underwriting in the Consumer Mortgage portfolio;

(b)	procedures to identify high-risk accounts at an early stage, which may include but should not necessarily be limited to:

(i)	refreshing credit scores periodically;

(ii)	evaluating available risk scores such as behavior, bankruptcy, deposit and overdraft protection, or other bureau risk scores for use in improving the targeting of increased customer risk;

(iii)	identifying accounts where first lien mortgages were financed or refinanced over the past five years and compare to other risk factors;

(iv)	identifying first lien mortgages where the outstanding balance increased or remained constant through cash outs, negative amortization, or nontraditional mortgage products and compare to other risk factors;

(v)	isolating and analyzing elements of risk within payment history or patterns,

utilization, geography (by county, MSA, zip code), investment, business, or non-owner occupied residential collateral;

(vi)	requesting additional financial information where decisions depend on borrower repayment capacity; and

(vii)	ensuring that methods exist to monitor and evaluate the performance of all customer products within a banking relationship.

(c)	loan workout and loss mitigation strategies based on the following considerations:

(i)	alternative strategies such as line reduction, line reduction with open to buy,

and early amortization programs should be analyzed to maximize profitability and minimize risk;

(ii)	limiting additional line increase offers may be appropriate based on an evaluation of account characteristics;

(iii)	ensuring that methods used to notify borrowers of action that impacts account usage do not create, versus prevent, performance issues;

(iv)	workout and rewrite programs for current accounts with identified issues,

accounts with a recent delinquency pattern, or accounts currently past due;

and

(v)	the current level of risk and the degree of decline in taking actions as a result of credit score degradation.

(2)         Upon implementation, the Board shall submit a written description of the program required by this Article to the Director.

(3)         At least monthly, the Board shall prepare a written assessment of the Bank’s consumer mortgage credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The

Board shall submit a copy of this assessment to the Director.

ARTICLE IX

RETAIL MORTGAGE LOAN COLLECTIONS

(1)         Within sixty (60) days, the Board shall revise, adopt and implement a written program

(including appropriate revisions to policies and procedures) designed to improve and strengthen its collection efforts relating to delinquent retail mortgage loans, to include, at a minimum:

(a)	the designation of an officer within the Delinquency Management Unit (“DMU”)

responsible for ensuring the timely, effective collection of delinquent retail mortgage loans;

(b)	procedures to manage, monitor, adjust and support as necessary, the overall collection strategies that include at a minimum, daily call tactics, early risk identification and behavior assessment;

(c)	procedures to utilize attributes of existing third-party loan administration programs to target collection and line management efforts;

(d)	procedures to manage, monitor and support workout strategies and programs;

(e)	procedures to adapt collection strategies to the loan classification requirement,

including charge-down and charge-off criteria, as identified in OCC Bulletin

2000-20, FFIEC Uniform Retail Classification and Account Management Policy,

dated June 20, 2000;

(f)	procedures to require the forwarding of detailed account information on delinquent accounts to the Real Estate Assessment Committee (“REACC”) for assessment and disposition decisions;

(g)	the development of control functions within the DMU to monitor adherence to policy and procedures; and

(h)	requirements for an effective internal or external credit review and audit function to assess both credit and operational risk.

(2)         Upon completion, that Board shall submit a copy of the program required by this Article to the

Director.

ARTICLE X

RETAIL MORTGAGE LOAN LOSS RECOGNITION

(1)         Within sixty (60) days, the Board shall revise, adopt and implement a written program

(including appropriate revisions to policies and procedures) designed to ensure that the Bank recognizes loss relating to delinquent retail mortgage loans in a timely manner in compliance with OCC Bulletin

2000-20, FFIEC Uniform Retail Classification and Account Management Policy and Generally

Accepted Accounting Principles (“GAAP”). The program shall include, at a minimum:

(a)	the designation of an officer responsible for determining foreclosure decisions and the recognition of loss;

(b)	the development of appropriate procedures and Management Information Systems

(“MIS”) for the timely management of risk in the retail portfolios, to include at a minimum, monthly reporting of past due and classified retail loans to the Real Estate

Asset Assessment Committee (“REAAC”) that includes detailed information related to the borrower’s repayment capacity and willingness, collateral support, prior charge-off amounts, modification terms and other relevant information necessary to analyze and develop appropriate workout and foreclosure strategies;

(c)	procedures and responsibility for the monthly reconciliation of the retail mortgage loan portfolio to the Bank’s general ledger; and

(d)	procedures to ensure that losses in the retail portfolios are recognized in a timely manner and are documented under the appropriate authority in the books and records of the Bank.

(2)         Upon completion, that Board shall submit a copy of the program required by this Article to the

Director.

ARTICLE XI

COMMERCIAL CREDIT RISK RATINGS

(1)         Within sixty (60) days, the Board shall prepare and submit to the Director for a prior written determination of no supervisory objection, a written program designed to ensure that the risk associated with the Bank’s commercial loans is properly reflected and accounted for on the Bank’s books and records, to include, at a minimum, provisions requiring that:

(a)	the Bank’s loans and other assets are appropriately and timely risk rated and charged off by the lending officers using a loan grading system that is based upon current facts, existing repayment terms and that is consistent with the guidelines set forth in

Rating Credit Risk, A-RCR, of the Comptroller’s Handbook;

(b)	loan officers are accountable for failing to appropriately and timely risk rate and/or place loans on nonaccrual; and

(c)	loan officer failure to properly risk rate and/or place loans on nonaccrual is considered in periodic performance reviews and compensation.

(2)         After the OCC has advised the Bank in writing that it does not take supervisory objection to the program required by this Article, the Board shall immediately implement, and shall thereafter ensure adherence to its terms.

ARTICLE XII

LOAN REVIEW

(1)         Within thirty (30) days, the Board shall establish an effective, independent, and on-going loan review program to review, at least quarterly, the Bank’s loan and lease portfolios, to assure the timely identification and categorization of problem credits. The program shall provide for a written report to be filed with the Board promptly after each review, and the program shall employ a loan and lease rating system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses,”

Booklets A-RCR and A-ALLL, respectively, of the Comptroller’s Handbook. Such reports shall include, at a minimum:

(a)	the loan review scope and coverage parameters;

(b)	conclusions regarding the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions;

(f)	loans meeting the criteria for non-accrual status;

(g)	the identity of the loan officer(s) of each loan reported in accordance with subparagraphs (b) through (e);

(h)	the identification and status of credit-related violations of law, rule, or regulation;

(i)	concentrations of credit; and

(j)	loans and leases in nonconformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(2)         The Board shall evaluate the loan and lease review report(s) and shall ensure that immediate,

adequate, and continuing remedial action, as appropriate, is taken upon all findings noted in the report(s). The Board shall also ensure that the Bank preserves documentation of any actions to collect or strengthen assets identified as problem credits.

ARTICLE XIII

FINANCIAL ACCOUNTING STANDARDS (“FAS”) 114

(1)         Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure adherence to a revised set of written policies and procedures for determining whether a loan is impaired and for measuring the amount of the impairment to ensure that the Bank maintains an adequate Allowance for Loan and Lease Losses

(“Allowance”), consistent with Statement of Financial Accounting Standards No. 114, Accounting by Creditors

for Impairment of a Loan. The revised policies and procedures shall include at a minimum:

(a)	required documentation of initial impairment decisions;

(b)	the identification of the appropriate method used to determine impairment for particular credits, and documentation of the reasons that method was chosen;

(c)	documentation of the amount of impairment booked for each credit;

(d)	mandatory review of the appropriateness of “zero” allocations for credits that are impaired;

(e)	the inclusion of any recent charge-offs in the FAS 114 analysis; and

(f)	support for each determination that a loan is collateral dependent.

(2)         Upon implementation, the Board shall submit a copy of the policies and procedures required by this Article to the Director.

ARTICLE XIV

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)          Within thirty (30) days, the Board shall require and the Bank shall implement and thereafter adhere to a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy

Statement on the ALLL contained in OCC Bulletin 2006-47 (dated December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	results of the Bank’s independent loan review;

(c)	criteria for determining which loans will be reviewed under Financial Accounting

Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and regulatory guidance;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and projected economic and market conditions.

(2)         The program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the

Consolidated Reports of Condition and Income, by additional provisions from earnings.

Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by Bank Examiners.

(3)         A copy of the Board’s ALLL program, and any subsequent revisions to the program, shall be submitted to the Director.

ARTICLE XV

CRITICIZED ASSETS

(1)         Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the

National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention.” The program shall include the development of Criticized Asset Reports (“CARs”) identifying all credit relationships and other assets totaling in aggregate two million dollars ($2,000,000) or more, criticized as

“doubtful,” “substandard,” or “special mention.” The CARs must be updated and submitted to the Board and the Directors monthly. Each CAR shall cover an entire credit relationship and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan,

and the originating and current loan officer(s);

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(d)	an analysis of current and complete credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(2)         The Bank may not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until each of the following conditions is met:

(a)	the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full

Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank.

A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners;

(b)	the Bank performs a written credit and collateral analysis as required by paragraph

(1)(d) of this Article and, if necessary, the proposed action referred to in paragraph

(1)(g) of this Article is revised, as appropriate; and

(c)	the Board, or a designated committee thereof, finds that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit. A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners.

ARTICLE XVI

OTHER REAL ESTATE OWNED - ACTION PLANS

(1)         Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to action plans for each parcel of OREO to ensure that these assets are managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34, Subpart E. At a minimum, the plans shall:

(a)	identify the Bank officer(s) responsible for managing and authorizing transactions relating to the OREO properties;

(b)	include proper accounting procedures for OREO properties from transfer to the Bank;

(c)	contain procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and

12 C.F.R. Part 34, Subpart C;

(d)	contain an analysis of each OREO property that compares the cost to carry against the financial benefits of near-term sale;

(e)	detail the marketing strategies for each parcel;

(f)	identify targeted time frames for disposing of each parcel of OREO;

(g)	establish targeted write-downs at periodic intervals in the event that marketing strategies are unsuccessful;

(h)	establish procedures to require periodic market valuations of each property, and the methodology to be used; and

(i)	provide for reports to the Board on the status of OREO properties on at least a quarterly basis.

(2)         Upon adoption, the Board shall submit copies of the action plans and the quarterly reports required by paragraph (1)(i) to the Director.

ARTICLE XVII

LIQUIDITY RISK MANAGEMENT

(1)         Within sixty (60) days the Bank shall take action to maintain adequate sources of stable funding given the Bank’s anticipated liquidity and funding needs. Such actions shall include, but not be limited to:

(a)	reduction of wholesale or credit sensitive liabilities and/or increase of liquid assets;

and

(b)	implementation of and adherence to a policy on the Bank’s use of wholesale or credit sensitive liabilities.

(2)         The Board shall review the Bank’s liquidity on a monthly basis. Such reviews shall consider:

(a)	a maturity schedule of certificates of deposit;

(b)	the volatility of demand deposits including escrow deposits;

(c)	the amount and type of loan commitments and standby letters of credit;

(d)	an analysis of the continuing availability and volatility of present funding sources;

(e)	an analysis of the impact of decreased cash flow from the Bank’s loan portfolio resulting from delinquent and non-performing loans;

(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and

(g)	geographic disbursement of and risk from brokered deposits, including those from deposit placement programs.

(3)         The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs. Monthly reports shall set forth liquidity requirements and sources and establish a contingency plan. Copies of these reports shall be forwarded to the Director.

ARTICLE XVIII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1)         If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this

Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2)         All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XIX

OTHER PROVISIONS

(1)         Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)         It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit,

estop, bar, or otherwise prevent the Comptroller from so doing.

(3)         Except as otherwise expressly provided herein, any time limitations imposed by this

Order shall begin to run from the effective date of this Order.

(4)         The provisions of this Order are effective upon issuance of this Order by the Comptroller,

through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5)         In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the

Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the

Board to be taken under the terms of this Order;

(c)	follow up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)         This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7)         The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties,

whether oral or written.

IT IS SO ORDERED, this 11th day of May, 2010.

/s/ Ronald Schneck for
Henry Fleming
Director
Special Supervision Division